Explanation of Responses

(2) David Barr’s beneficial ownership is based on the direct and indirect beneficial ownership of these shares by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”), and Warburg Pincus International Partners, L.P., a Delaware limited partnership (“WPIP”). Prior to the LLC Distribution (as defined below), as reported by this Form 4, (i) WP VIII was the direct record holder of 2,094 shares of Polypore International, Inc. (the “Company”) Common Stock (“Common Stock”) and WPIP was the direct record owner of 318 shares of Common Stock, and (ii) by virtue of their position as the two managing members of PP Holding, LLC, WPVIII and WPIP may each have been deemed to be the beneficial owner of an additional 10,443,070 shares of Common Stock.

On March 17, 2011, PP Holding, LLC distributed an aggregate of 10,440,658 shares of Common Stock to its members (the “LLC Distribution”), including 5,159,775 shares of Common Stock to WP VIII and 5,159,775 shares to WPIP, which distribution was made on a pro rata basis with no consideration being paid to PP Holding, LLC in connection therewith. Following the LLC Distribution, WP VIII is the direct record holder of 5,161,869 shares of Common Stock and WPIP is the direct record 5,160,093 shares of Common Stock. Each of WP VIII and WPIP will  be selling certain shares of Common Stock as a selling stockholder pursuant to a secondary offering of the Company  which is expected to close on March 23, 2011.

Mr. Barr is a general partner of Warburg, Pincus & Co., a New York general partnership, which is the manager of Warburg Pincus Partners, LLC, which is the general partner of WP VIII and WPIP.  Mr. Barr is also a Managing Director and Member of Warburg Pincus LLC, a New York limited liability company, which is the manager of WP VIII and WPIP.  As such, Mr. Barr may be deemed to have an indirect pecuniary interest (within Rule 16a-1 of the Securities Exchange Act of 1934) in an indeterminate portion of these shares beneficially owned by WP VIII and WPIP.  Mr. Barr disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.